                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors
Clear Channel Communications, Inc.:


We hereby consent to the incorporation by reference in the registration statement on Form S-8 of Clear Channel Communications, Inc. filed on November 13, 2000 (Reg. No. 333-49698) of our report dated June 18, 2002, relating to the statements of net assets as of December 31, 2001 and 2000, the statement of changes in net assets available for benefits for the year ended December 31, 2001 and the supplemental schedules of assets held for investment purposes and non-exempt transactions as of December 31, 2001, of the Clear Channel Communications, Inc. 401(k) Savings Plan, which appears in the Annual Report on Form 11-K of the Clear Channel Communications, Inc. 401(k) Savings Plan dated June 27, 2002.

/s/ THE HANKE GROUP, P.C.

San Antonio, Texas
June 26, 2002